EXHIBIT 10.1

Blackbird Corporation
300 71ST STREET
SUITE 500
MIAMI BEACH, FL 33141

September 4, 2009

Rapid Link, Incorporated
5408 N. 99th Street
Omaha, NE 68134
Attention: Board of Directors

Re:	Proposed Acquisition of Blackbird Corporation (“Blackbird”) by Rapid Link, Incorporated (“Rapid Link”)

Gentlemen:

This letter summarizes the principal terms of a proposal regarding the possible acquisition of all of the outstanding capital stock of Blackbird by Rapid Link.  The acquisition would be structured as a share exchange or similar tax-advantaged transaction between Rapid Link and the shareholders of Blackbird (the “Share Exchange”).  The consideration to be paid to the existing shareholders of Blackbird (the “Blackbird Stockholders”) will consist of shares of common stock, par value $.001, of Rapid Link (the “Shares”).  The parties wish to commence negotiating a definitive agreement with respect to the Share Exchange (the “Definitive Share Exchange Agreement”).  We intend this letter agreement to be binding and that it will inure to the benefit of the parties and their respective successors and assigns; however, this letter agreement does not set forth all of the terms of the Definitive Share Exchange Agreement. The Definitive Share Exchange Agreement will contain additional terms required by the respective parties and their legal counsel with respect to the consummation of the Share Exchange.  The letter agreement dated August 31, 2009 has been rescinded by the parties.  This letter agreement supersedes and replaces the letter agreement entered into by the parties dated August 31, 2009.

1. Basic Transaction.  Pursuant to the Share Exchange, all or substantially all of the shares of capital stock of Blackbird will be acquired by Rapid Link and, as a result, Blackbird will become an operating subsidiary of Rapid Link.  In consideration for these outstanding shares of capital stock of Blackbird, the Blackbird Stockholders would be entitled to receive (proportionately) the aggregate number of Shares set forth in paragraph 3 below (the “Consideration”).  In addition, Telenational Communications, Inc. (“Telenational”), currently a wholly-owned subsidiary of Rapid Link, shall transfer certain of its assets and liabilities as provided in paragraph 3(b), below. Rapid Link shall then spin off Telenational to certain of the Principal Rapid Link Stockholders (as defined below).

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2. Closing.  The consummation of the proposed Share Exchange (the “Closing”) shall occur promptly upon the satisfaction of each of the conditions precedent described in paragraph 7, below.  The parties anticipate the Closing to occur on or about October 31, 2009.

3. Consideration.

(a) At the Closing, Rapid Link shall issue to the Blackbird Stockholders an aggregate of 520,000,000 Shares, which, upon issuance, shall constitute approximately 80% of the then-issued and outstanding Shares.

(b) The Consideration assumes that the Core Business (as defined below) of Rapid Link will, as of the Closing, (i) generate estimated revenues of approximately $600,000 – $700,000 per month yielding a gross profit (revenues less network and long-distance costs (fixed and variable)) of approximately $150,000 per month (all as determined using United States generally accepted accounting principles as in effect from time-to-time) for the calendar quarter immediately prior to Closing, and (ii) with respect to the assets and certain liabilities of Telenational which are to be transferred as provided below there will be a positive working capital.  Attached as Schedule A hereto, is a list of the assets and certain liabilities of Telenational (necessary to conduct the Core Business) which are to be transferred to Blackbird (either directly, or indirectly by transferring such assets and liabilities from Telenational to Rapid Link (or a wholly-owned affiliate thereof)) at Closing.  As of Closing, the outstanding capital stock of Telenational shall be transferred from Rapid Link to the Principal Rapid Link Stockholders (as defined herein) or their designee, and Telenational shall no longer be a subsidiary of Rapid Link.

(c) It is understood that Blackbird has reviewed the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and all other SEC filings (including Current Reports on Form 8-K) of Rapid Link and, therefore, has a general understanding of the operations of Telenational and Rapid Link.  Accordingly, a substantial portion of Blackbird’s due diligence will be limited to operations and changes occurring since April 30, 2009 and a review of any non-public information.

(d) As used herein, the Core Business shall consist of the following Telenational businesses: call center wholesale, international wholesale, calling card, residential long-distance callback and related services, each as presently conducted by Telenational.  See Schedule A hereto for a list of assets associated with the Core Business.

4. Due Diligence.  Commencing on the date of the mutual execution of this letter agreement and through the Closing, Rapid Link and Blackbird, and their respective officers and directors, agree to cooperate with each party’s due diligence investigation of the other party (legal, financial and otherwise) and to provide Blackbird and Rapid Link and their respective representatives with prompt and reasonable access to key employees, accountants and attorneys and to properties, books and records, contracts and other documents and information pertaining to Rapid Link and Blackbird, respectively.  Findings from due diligence investigations which are consistent with disclosures in the latest Rapid Link Form 10-K and subsequent SEC filings (so long as the disclosures in such subsequent SEC filings are consistent with the disclosures set forth in the latest Rapid Link Form 10-K filed with the SEC) shall not constitute an unsatisfactory due diligence.

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5. Definitive Share Exchange Agreement.  The parties agree to promptly negotiate in good faith and execute the Definitive Share Exchange Agreement which will reflect the terms set forth in this letter agreement, and will provide, among other things:

(a) comprehensive representations and warranties customarily given by a seller and buyer of an operating business will be made by Rapid Link and Blackbird, respectively, including without limitation, representations regarding each of their financial statements and revenues.  Blackbird will represent that all of its shareholders are eligible to exchange their Blackbird stock for Rapid Link stock under Regulation D or Regulation S of the Securities Act of 1933.  The Blackbird Stockholders shall make representations and warranties regarding clear title to the Blackbird shares.  Rapid Link representations and warranties shall be subject to information contained in a disclosure schedule and consistent with its most recent Form 10-K (for the fiscal year ended October 31, 2008) and Form 10-Q (for the fiscal quarter ended April 30, 2009) public filings;

(b) that (i) there has been no material adverse change in the business or financial condition or operating results of Rapid Link or the Core Business since April 30, 2009, (ii) there is no threatened or pending litigation which has not been set forth in Rapid Link’s SEC filings or disclosed to Blackbird prior to the date of this Agreement which  creates any reasonable possibility that Rapid Link may incur a substantial loss that has not been reserved against adequately or which challenges the legality of the proposed Share Exchange, and (iii) except as set forth in Rapid Link’s public filings with the SEC, or as otherwise disclosed in this letter agreement (including Schedule A attached hereto, if any), there are no undisclosed nor contingent liabilities nor material adverse conditions of Rapid Link including, without limitation, any corporate guaranty by or other obligation of Rapid Link with respect to any liability of any current Rapid Link subsidiary;

(c) that the Definitive Share Exchange Agreement will terminate if all required Regulatory Approvals (as defined below) have not been received within four months after the date of the Definitive Share Exchange Agreement, unless the parties mutually agree to extend such period or otherwise proceed with the Share Exchange without having received all required Regulatory Approvals prior to the Closing; and

(d) that if the proposed Share Exchange will be subject to necessary shareholder approvals or tenders in exchange (as appropriate), then the directors of Rapid Link and Blackbird shall recommend to their respective shareholders, if a shareholder vote is required, to vote for the approval of the Share Exchange and that the principal stockholders of each of Rapid Link and Blackbird will agree to vote their Shares for approval of or tender their common stock of Blackbird, in accordance with the Share Exchange.

6. Covenants.

(a) Prior to executing the Definitive Share Exchange Agreement, the parties will use commercially reasonable efforts to obtain all necessary third-party and government consents, including all certificates, permits, and associated approvals required in connection with the operation of the Telenational assets and the consummation of the Share Exchange transaction.  Without limiting the generality of the foregoing, the parties will cooperate to supply all information necessary to make all applications necessary to obtain all licenses, permits, authorizations and approvals from the U.S. Federal Communications Commission, all applicable state and local telecommunications authorities and such other federal or state regulatory authorities or agencies, if any, as may have jurisdiction over the proposed Share Exchange or are otherwise necessary for Rapid Link to conduct the Core Business as it is presently being conducted (collectively, the “Regulatory Approvals”).

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(b) Prior to the earlier of the execution of the Definitive Share Exchange Agreement or the termination of this Agreement, Rapid Link shall (i) conduct the Core Business in the ordinary course of business and in a reasonable and prudent manner in accordance with its past business practices under the supervision of the existing management team, (ii) not acquire, sell, dispose of or subject to any lien any of the material assets of the Core Business, except in the ordinary course of business, (iii) maintain the tangible assets in their present condition, ordinary wear and tear excepted, (iv) not increase the compensation or benefits of any employees or independent contractors of the Core Business (other than in the ordinary course of business), (v) not declare or pay any dividends or other distributions to the shareholders of Rapid Link, (vi) not enter into any new or modify any existing material agreements other than in the ordinary course of business or as otherwise contemplated by this Agreement, (vii) use reasonable efforts to preserve its existing relations with its employees, customers, suppliers and others with whom it has a business relationship, (viii) not establish any new, or fundamentally alter any existing, employee plans, (ix) not incur any material debt, (x) except in connection with the debt conversions contemplated by this letter agreement, not issue any additional Shares or securities convertible into Shares, and (xi) not defer the payment of any accounts payable in a manner that varies from past practices within the last 60 days without the prior written consent of Blackbird.

(c) Prior to executing the Definitive Share Exchange Agreement, each of the parties shall use their good faith efforts to consummate the transactions contemplated and shall take such actions, which may be reasonably required for the implementation of this letter agreement and the transactions contemplated hereby.

(d) Prior to executing the Definitive Share Exchange Agreement, the Blackbird Stockholders listed on the signature page hereto (“Principal Blackbird Stockholders”) represent and covenant that they currently beneficially hold and have voting control over and will beneficially hold and have voting control over at Closing, approximately 60% of the outstanding Blackbird voting stock.  The Principal Blackbird Stockholders shall not transfer beneficial ownership of any of their shares prior to Closing in such a way that would reduce the amount of shares otherwise committed to vote in favor of the Share Exchange, nor pledge, mortgage or otherwise encumber such shares.  In the event that not all Blackbird Stockholders exchange their shares pursuant to the Share Exchange, Blackbird and the Principal Blackbird Stockholders agree to take such actions necessary to cause 100% of the voting and economic equity securities of Blackbird to be converted into Rapid Link common stock.

(e) Simultaneously with the execution of the Definitive Share Exchange Agreement, Blackbird and Rapid Link shall enter into a management agreement, containing mutually-agreeable terms (the “Management Agreement”), pursuant to which representatives designated by Blackbird shall manage the Core Business for the period between the execution of the Definitive Share Exchange Agreement and the Closing.  Rapid Link shall use commercially reasonable efforts to cause its employees, accountants and other representatives to cooperate with Blackbird’s management under the terms of the Management Agreement.

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7. Conditions to Closing.  The Closing will be subject to closing conditions customary for a transaction of this nature, not inconsistent with this letter agreement, including, without limitation, the following conditions:

(a) Rapid Link shall have disposed of its CLEC business, its One Ring Networks, Inc. (“One Ring”) business, and its fixed wireless broadband Internet access business in Northern California prior to the signing of the Definitive Share Exchange Agreement;

(b) Rapid Link shall have converted all of its subordinated debt, including loans due to John Jenkins, Apex Acquisitions, Inc., Global Capital Funding Group, LP (“Global Capital”), GCA Strategic Investment Fund Limited, Global Telecom Solutions, and the One Ring shareholders, into Shares or One Ring equity prior to signing the Definitive Share Exchange Agreement;

(c) Rapid Link shall have obtained the reduction of the aggregate amounts outstanding under certain senior notes due to Laurus Master Fund, Ltd. and its affiliates including, without limitation, Valens U.S. SPV I, LLC, Valens Offshore SPV II Corp. and LV Administrative Services, Inc. (collectively, “Laurus”) to $2,500,000 that will be allocated as follows: (i) $1,250,000 senior obligation of Rapid Link; and (ii) $1,250,000 senior obligation to be secured by the Core Business assets to be transferred as provided in paragraph 3(b), above.  In addition, the restructured Laurus indebtedness shall be subject to customary periodic reporting requirements. Rapid Link will use its best efforts to obtain Laurus’ agreement that the restructured indebtedness will not be subject to any lock box arrangement;

(d) the aggregate amount of Shares issued and outstanding as of the Closing (taking into account each of the debt conversions described in this paragraph 7) shall be no more than 130,000,000 Shares;

(e) Rapid Link and its subsidiaries as of the Closing shall only be responsible for the following indebtedness: (i) senior secured debt due to Laurus shall be restructured to provide for a maximum principal amount of $2,500,000 to accrue interest at 8.00% interest with all amounts due and payable in one balloon payment on the third anniversary of the Closing (the “Laurus Assumed Debt”); the Laurus Assumed Debt shall be allocated as provided in paragraph 7(c), above; and (ii) junior indebtedness in the outstanding amount of no more than $600,000 to  be secured by the Core Business assets to be transferred as provided in paragraph 3(b), above.  With respect to any indebtedness owed to Trident Growth Fund, L.P. (“Trident”), (A) the conversion price shall not be less than $0.14 per Share as of the Closing and shall not be reduced as a result of the consummation of the Share Exchange, (B) the Share Exchange will not be deemed a “Change of Control Transaction” (as defined in the Trident indebtedness documents) triggering the maturity of the Trident indebtedness, and with respect to the warrants held by Trident, the current exercise price(s) thereof shall not be reduced as a result of the consummation of the Share Exchange;

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(f) except for certain outstanding warrants issued to Laurus, Trident and Global Capital (a mutually agreeable list of which will be finalized by the parties by September 4, 2009), all outstanding options, warrants, stock awards and other securities convertible into Shares including, without limitation, any such convertible securities or other derivatives held by any of the following: (i) the Principal Rapid Link Stockholders, (ii) all employees of Rapid Link and its subsidiaries, and (iii) any other lender of Rapid Link, shall be terminated and cancelled with no further obligation on the part of Rapid Link with respect thereto;

(g) any obligation to issue securities or any registration rights agreements or similar arrangements obligating Rapid Link to register any of its securities with the U.S. Securities and Exchange Commission (“SEC”) shall be terminated with no further force or effect;

(h) at the Closing, the current officers and directors of Rapid Link shall resign all of their positions with Rapid Link as well as any subsidiaries thereof and any applicable employment agreements shall be terminated with no further force and effect (including any change of control or severance obligations which may be triggered by the entry into or the consummation of the Share Exchange transaction contemplated hereby);

(i) at the Closing, John Jenkins and Apex Acquisitions, Inc. (the “Principal Rapid Link Stockholders”) shall enter into lock-up agreements in favor of Rapid Link pursuant to which each shall not be permitted (without the prior written consent of Rapid Link) to sell any Shares for a period of one year following the Closing for a purchase price below $0.05 per Share;

(j) Rapid Link shall have obtained all requisite approvals (including shareholder approval) to amend its certificate of incorporation to increase the amount of Shares authorized for issuance from 175,000,000 to 1,000,000,000, to change its corporate name to a name satisfactory to Blackbird, to delete Article Eighth and amend Article Eleventh to provide for a majority affirmative vote instead of the two-thirds vote currently required for various corporate actions;

(k) Rapid Link shall be in good standing with, and shall have filed all periodic reports required by, the SEC in a timely manner, except for its upcoming Form 10-Q which Rapid Link shall use its best efforts to have filed no later than September 21, 2009;

(l) Telenational shall indemnify and hold Rapid Link harmless from any amounts (including attorneys’ fees and related costs) associated with the pending lawsuit(s) of Rapid Link;

(m) all Regulatory Approvals and other third-party permits, authorizations, approvals and consents necessary for the consummation of the Share Exchange transaction contemplated hereby shall have been obtained, and all applicable legal requirements shall have been satisfied, unless the parties mutually agree to extend the time period for obtaining such Regulatory Approvals or otherwise proceed with the Share Exchange without having received all required Regulatory Approvals prior to the Closing;

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(n) the Core Business of Rapid Link shall have ongoing operating results satisfying the minimal financial requirements described in paragraph 3(b)(i), above;

(o) at the Closing, Christopher Canfield, Michael Prachar and John Jenkins shall enter into non-solicitation and confidentiality agreements with Rapid Link customary for a transaction of this nature; and

(p) there shall have been no material adverse change in the operations of the Core Business since April 30, 2009, that has not otherwise been disclosed to Blackbird in writing.

8. Confidentiality.  Each party may use information received from any other party only to the extent reasonably necessary to carry out the activities contemplated by this letter agreement.  Each of the undersigned otherwise agrees that it shall keep confidential and shall not, without the prior written consent of the other party, use for its own benefit or disclose to any third party the terms of this letter agreement or any information about the disclosing party or its business or relating to any phase or aspect of its operations, business or financial affairs.  In the event the transactions contemplated by this letter agreement are not concluded, for any reason whatsoever, all documents containing confidential information shall be returned promptly to the party furnishing same.

9. Brokers.  Except for a commission due to Vanilla Communications, Inc., the payment of which shall be the sole responsibility of Blackbird, the parties represent and warrant that there are no brokers, salespersons or finders involved in this Share Exchange transaction.  The parties agree to defend, indemnify and hold each other harmless from and against any and all expense, costs, damage or liability (including, without limitation, court costs and actual reasonable attorney fees, in preparation for and at any arbitration proceeding, trial and/or appeal) resulting from the claims for any brokerage fees or similar commissions asserted by brokers, salespersons or finders claiming by, through or under the indemnifying party.

10. Public Announcement.  Except as and to the extent required by law, without the prior written consent of the other parties, no party will, and each party will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the proposed Share Exchange or any of the terms, conditions, or other aspects thereof. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

11. Expenses.  Each party shall pay their respective expenses, including legal fees, incurred in connection with the due diligence, negotiation and preparation of the Definitive Share Exchange Agreement and the consummation of the Share Exchange.

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12. Reimbursement. If for any reason (i) Rapid Link (or any of the Principal Rapid Link Stockholders) or Blackbird (or any of the Principal Blackbird Shareholders) breaches this agreement, or (ii) either party provides the other with written notification that negotiations towards a Definitive Share Exchange Agreement are terminated, then the party terminating or breaching this agreement (“Terminating Party”) shall pay to the other party (“Non-terminating Party”) within 3 business days the sum of $250,000 as reimbursement for the Non-terminating Party’s costs, expenses and time incurred in connection with the evaluation and negotiation of the Share Exchange transaction.  The parties acknowledge that the Non-terminating Party shall suffer irrevocable harm and that damages are unquantifiable.  In addition to the foregoing reimbursement, the Non-terminating Party will be entitled to all other rights and remedies provided by law or in equity.

13. Termination.  Following your acceptance, this letter will automatically terminate and be of no further force and effect upon the earlier of: (i) the execution of the Definitive Share Exchange Agreement; (ii) the mutual written agreement of Rapid Link and Blackbird; or (iii) September 30, 2009.  Notwithstanding anything in the previous sentence, the termination of this letter shall not affect any rights or obligations of any party under paragraphs 4,  6 and 8 through 14, which shall survive the termination hereof.

14. Governing Law. This letter and the Definitive Share Exchange Agreement, once executed, will be governed by and construed in accordance with the laws of the State of Delaware.  This section shall survive termination of this letter.

If you are in agreement with the terms of this letter agreement, please sign in the space provided below and return a signed copy to us by 5 pm (Los Angeles time) on Tuesday, September 8, 2009.  This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement. Upon receipt of a signed copy of this letter agreement, we will instruct our counsel to proceed with the preparation of the Definitive Share Exchange Agreement and make plans for consummating the transaction in a timely manner.

Sincerely,

Blackbird Corporation

By:
Name:
Its:

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AGREED AND ACCEPTED
this ___ day of September, 2009:

Rapid Link, Incorporated

By:
Name:
Its:

Each of the following Principal Rapid Link Stockholders will enter into a separate agreement to vote in favor of any merger with Blackbird in accordance with the terms of the foregoing letter, as well as to acknowledge their agreement only to be bound by and subject to the terms and provisions of paragraphs 7(b) (with respect to any loans made by any of the Principal Rapid Link Stockholders to Rapid Link or any of its subsidiaries or affiliates), 7(f) (with respect to derivative securities held by the Principal Rapid Link Stockholders), 7(h) (with respect to Mr. John Jenkins), 7(i) (lock-up agreements), 7(o) (non-solicitation agreements), 8 (confidentiality),  10 (publicity) and 14 (governing law):

Apex Acquisitions, Inc.

By:
Name:
Title:

By:
John A. Jenkins

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The following Blackbird Stockholders will enter into separate agreements with respect to the tender of their Blackbird shares in accordance with the terms of the foregoing letter as well as to acknowledge their agreement only to be bound by and subject to the terms and provisions of paragraphs 6(d) (share ownership and control), 8 (confidentiality), 10 (publicity) and 14 (governing law):

By:
              Charles J. Zwebner

By:
              David Stier

By:
              Valerie Ferraro

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